7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD RESULTS
FOR SECOND QUARTER 2010

Reports Net Sales of $165.4 Million and Diluted Earnings Per Share of $0.32

Board of Directors Authorizes $25 Million Share Repurchase Program

     Evansville, Indiana, August 25, 2010 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced net sales and earnings for the second quarter ended July 31, 2010.

     Net sales for the second quarter of 2010 increased 8.2 percent to $165.4 million from $152.8 million for the second quarter of 2009. Comparable store sales for the thirteen-week period ended July 31, 2010 increased 8.3 percent.

     Net earnings for the second quarter increased 319 percent to $4.1 million compared to $982,000 for the second quarter of 2009. Diluted earnings per share for the quarter increased to $0.32 compared to $0.08 in the prior year second quarter. Included in the $0.32 per diluted share was a $0.04 benefit resulting from a favorable resolution of a state tax position.

     The gross profit margin for the second quarter increased 1.5 percent to 28.3 percent compared to 26.8 percent for the second quarter of the prior year. The merchandise margin increased 1.0 percent. The Company’s buying, distribution and occupancy costs decreased 0.5 percent, as a percentage of sales, due to the leverage associated with comparable store sales increases.

     Selling, general and administrative expenses for the second quarter increased $1.7 million to $40.8 million; however, as a percentage of sales, these expenses decreased to 24.7 percent compared to 25.6 percent in the second quarter of 2009.

     Speaking on the results, Mark Lemond, president and chief executive officer said, "I am pleased to report that in the second quarter we were able to take advantage of consumer demand across each broad merchandise category and in every operations region. Our strong quarterly sales performance, when combined with a higher gross profit margin and controlled expenses, resulted in record second quarter earnings. While toning footwear was a key driver of our sales for the quarter, our non-athletic footwear, particularly sandals and other types of casual footwear for the family were also significant drivers of our sales increase."

     Mr. Lemond continued, "Our continued strong financial performance and today’s positive footwear industry trends give us the confidence to remain optimistic about our outlook for the back-to-school sales season, which is traditionally our most important sales and earnings period. Comparable store sales for the first three weeks of August have increased approximately 6 percent, on top of an increase of 11 percent for the same period last year."

     Net sales during the first six months of 2010 increased $34.7 million to $354.9 million as compared to the same period last year. This sales increase was driven primarily by a comparable store sales increase of 10.8 percent. Net earnings for the first half of 2010 were $13.4 million, or $1.04 per diluted share, compared with net earnings of $5.1 million, or $0.41 per diluted share, in the first half of last year. Included in the diluted earnings per share for the first six months this year was a $0.06 charge for store closing and impairment costs and a $0.04 benefit resulting from a favorable resolution of a state tax position. The gross profit margin for the first six months of 2010 was 29.9 percent compared to 27.4 percent last year. Selling, general and administrative expenses, as a percentage of sales, were 24.0 percent for the first six months of 2010 as compared to 24.7 percent in the first six months of 2009.

Third Quarter and Fiscal 2010 Earnings Outlook

     The Company expects third quarter net sales to be in the range of $196 to $202 million and comparable store sales to increase in the range of 3 to 6 percent. Earnings per diluted share in the third quarter of 2010 are expected to be in the range of $0.63 to $0.66. Earnings per diluted share in the third quarter of fiscal 2009 were $0.59.

     For fiscal 2010, the Company expects net sales to be in the range of $728 to $737 million and comparable store sales to increase in the range of 6.5 to 8 percent. Earnings per diluted share for fiscal 2010 are expected to range from $1.89 to $1.95. Earnings per diluted share for fiscal 2009 were $1.20.

Store Growth

     The Company expects to open 10 new stores and close seven stores in fiscal 2010. Three new stores were opened during the second quarter of fiscal 2010 and one store was closed.

	New Stores	Stores Closings
1st Quarter 2010	3	3
2nd Quarter 2010	3	1
3rd Quarter 2010	0	1
4th Quarter 2010	4	2
Fiscal 2010	10	7

The three stores opened during the second quarter included locations in:

City	Market/Total Stores in Market
Barboursville, WV	Charleston/2
Cary, NC	Raleigh/6
Hoover, AL	Birmingham/4

     Mr. Lemond concluded, "Our new store growth this year and last was slower than we would have liked due to a difficult economy and the lack of available real estate. However, we are seeing increased access to viable store locations for next year. In fiscal 2011, we expect to accelerate our new store openings and currently expect to open approximately 20 new stores and close approximately six stores. Looking forward, we are optimistic that fiscal 2012 will yield even greater new store growth opportunities. "

Share Repurchase Program Authorization

     On August 23, 2010, in view of the Company's current cash position and anticipated future operating cash flows, the Company's Board of Directors approved a share repurchase program for up to $25 million of its outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions, from time-to-time through December 31, 2011 and in accordance with applicable laws, rules and regulations. The program may be amended, suspended or discontinued at any time and does not commit the Company to repurchase shares of its common stock. The Company intends to fund the share repurchase program from cash on hand and any shares acquired will be available for stock-based compensation awards and other corporate purposes. The actual number and value of the shares to be purchased will depend on the performance of the Company's stock price and other market conditions.

Conference Call

     Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

     Shoe Carnival is a chain of 313 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	$165,394	$152,840	$354,851	$320,109
Cost of sales (including buying,
distribution and occupancy costs)	118,647	111,916	248,832	232,545
Gross profit	46,747	40,924	106,019	87,564
Selling, general and administrative
expenses	40,758	39,020	85,039	79,076
Operating income	5,989	1,904	20,980	8,488
Interest income	(28)	(1)	(51)	(4)
Interest expense	63	42	132	84
Income before income taxes	5,954	1,863	20,899	8,408
Income tax expense	1,836	881	7,534	3,294
Net income	$4,118	$982	$13,365	$5,114

Net income per share:
Basic	$.32	$.08	$1.05	$.41
Diluted	$.32	$.08	$1.04	$.41

Average shares outstanding:
Basic	12,720	12,487	12,704	12,483
Diluted	12,898	12,569	12,887	12,543

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 30,	August 1,
	2010	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$40,560	$44,168	$17,673
Accounts receivable	1,684	746	1,948
Merchandise inventories	238,147	197,452	216,728
Deferred income tax benefit	3,342	3,255	2,424
Other	3,403	2,480	7,540
Total Current Assets	287,136	248,101	246,313
Property and equipment-net	61,503	62,162	66,054
Other	1,205	1,378	1,627
Total Assets	$349,844	$311,641	$313,994

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$79,016	$57,235	$73,475
Accrued and other liabilities	15,345	14,353	13,712
Total Current Liabilities	94,361	71,588	87,187
Deferred lease incentives	6,774	6,501	5,791
Accrued rent	5,164	5,115	5,155
Deferred income taxes	20	1,052	905
Deferred compensation	4,156	3,548	3,187
Other	1,374	2,008	1,858
Total Liabilities	111,849	89,812	104,083
Total Shareholders' Equity	237,995	221,829	209,911
Total Liabilities and Shareholders' Equity	$349,844	$311,641	$313,994

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six	Twenty –six
	Weeks Ended	Weeks Ended
	July 31, 2010	August 1, 2009
Cash flows from operating activities:
Net income	$13,365	$5,114
Adjustments to reconcile net income to net
Cash provided by (used in) operating activities:
Depreciation and amortization	6,815	7,590
Stock-based compensation	2,398	220
Loss on retirement of assets and impairments	1,223	57
Deferred income taxes	(1,119)	(358)
Lease incentives	981	715
Other	(899)	(320)
Changes in operating assets and liabilities:
Accounts receivable	(938)	(241)
Merchandise inventories	(40,695)	(27,234)
Accounts payable and accrued liabilities	22,196	15,045
Other	(1,336)	(2,538)

Net cash provided by (used in) operating activities	1,991	(1,950)

Cash flows from investing activities:
Purchases of property and equipment	(6,565)	(5,474)
Proceeds from sale of property and equipment	311	8
Proceeds from Notes Receivable	100	100

Net cash used in investing activities	(6,154)	(5,366)

Cash flows from financing activities:
Proceeds from issuance of stock	415	106
Excess tax benefits from stock-based compensation	419	66
Purchase of treasury stock	(279)	0

Net cash provided by financing activities	555	172

Net decrease in cash and cash equivalents	(3,608)	(7,144)
Cash and cash equivalents at beginning of period	44,168	24,817

Cash and Cash Equivalents at End of Period	$40,560	$17,673